NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  March 6, 2006

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Commences Drilling Operations on

Sweetwater County, WY Exploratory Test Well and

Adds to Natural Gas Commodity Options

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that in late February the Company commenced the drilling of the Anadarko 14-1 well, a 12,000 ft exploratory Almond test located in Township 20 North, Range 91 West, Sweetwater County, Wyoming.  The well will be drilled in conjunction with Company sponsored drilling partnerships and PDC's total working interest will be 51% including 30% purchased outside the partnership.  The estimated dry hole cost is approximately $1.4 million and the estimated completed well cost is approximately $2.6 million.  If the well is successful, its cost will be capitalized and depreciated over the life of the well using the units of production depreciation method.  If this well is determined to be a dry hole, its cost will be expensed in the period when the determination is made as required by the successful efforts method of accounting.

In addition, the Company has added to previously announced natural gas and oil commodities options positions to protect against possible price instability in future periods.

The Company set floors at $6.50 per million British thermal unit (Mmbtu) at a cost of $.84 per Mmbtu for the period from November 2006 through March 2007 for approximately 40% of current production from its Piceance Basin.  The Company also set floors at $5.50 per Mmbtu at a cost of $.67 per Mmbtu for the period from April 2007 through October 2007 for approximately 33% of current Piceance basin production.  The Piceance floors are based upon Colorado Interstate Gas Index (CIG).

For the Appalachian and Michigan basins, the Company set floors at $8.00 per Mmbtu at a cost of $.88 per Mmbtu for the period from November 2006 through March 2007 for approximately one sixth of current production.  For the same period, November 2006 through March 2007, the Company also purchased participating collars at a cost of $.20 per Mmbtu which set floors at $8.50 and ceilings at $13.73 for an additional one sixth of current production.  For the period from April 2007 through October 2007 the Company set floors at $7.00 per Mmbtu at a cost of $.70 per Mmbtu for approximately one sixth of current production.  For the same period, April 2007 through October 2007, the Company also purchased participating collars at a cost of $.20 per Mmbtu which set floors at $7.50 and ceilings at $10.83 for an additional one sixth of current production.  The Appalachian and Michigan basin options are Nymex based.

The Company set floors at $6.00 per Mmbtu at a cost of $.62 per Mmbtu for the period from April 2007 through October 2007 for approximately one third of current production from its NECO (Northeastern Colorado properties).  For the same period, the Company also purchased participating collars at a cost of $.20 per Mmbtu which set floors at $6.50 and ceilings at $9.80 for an additional one third of current NECO production.  The NECO options are based upon Panhandle Eastern Index.

By placing these options and considering options previously put in place, the Company has established floors on approximately two thirds of production for next winter and one third for the following summer in the event that natural gas prices retreat, while maintaining upside potential on over two thirds of its gas.   The Company intends to expense the cost of the options as they expire.

Continued on Page 2

The accompanying tables summarize all of the Company's current hedging positions.

		Floors		Ceilings
		Monthly		Monthly
		Quantity	Contract	Quantity	Contract
		Mmbtu	Price	Mmbtu	Price
Month Set	Month
Colorado Interstate Gas (CIG) Based Hedges (Piceance Basin)
Jan-05	Jan 2006 - Mar 2006	60,000	$4.50	30,000	$7.15
Jul-05	Jan 2006 - Mar 2006	27,500	$6.50	13,750	$8.27
Sep-05	Jan 2006 - Mar 2006	78,700	$9.00	-	-
Mar-05	Apr 2006 - Oct 2006	42,000	$4.50	21,000	$7.25
Jul-05	Apr 2006 - Oct 2006	27,500	$5.50	13,750	$7.63
Jul-05	Nov 2006 - Mar 2007	27,500	$6.00	13,750	$8.40
Feb-06	Nov 2006 - Mar 2007	60,000	$6.50	-	-
Feb-06	Apr 2007 - Oct 2007	44,000	$5.50	-	-
NYMEX Based Hedges - (Appalachian and Michigan Basins)
Jan-05	Jan 2006 - Mar 2006	156,000	$5.00	78,000	$8.50
Sep-05	Jan 2006 - Mar 2006	156,000	$10.50	-	-
Mar-05	Apr 2006 - Oct 2006	78,000	$5.50	39,000	$7.40
Jul-05	Apr 2006 - Oct 2006	61,000	$6.25	30,000	$8.98
Jul-05	Nov 2006 - Mar 2007	68,000	$7.00	34,000	$9.27
Feb-06	Nov 2006 - Mar 2007	34,000	$8.00	-	-
Feb-06	Nov 2006 - Mar 2007	34,000	$8.50	34,000	$13.73
Feb-06	Apr 2007 - Oct 2007	34,000	$7.00	-	-
Feb-06	Apr 2007 - Oct 2007	34,000	$7.50	34,000	$10.83
NYMEX Based Hedges (NECO)
Jan-05	Jan 2006 - Mar 2006	150,000	$5.00	75,000	$8.45
Panhandle Based Hedges (NECO)
Sep-05	Jan 2006 - Mar 2006	100,000	$10.00	-	-
Mar-05	Apr 2006 - Oct 2006	150,000	$5.00	75,000	$8.62
Jul-05 Feb-06 Feb-06	Nov 2006 - Mar 2007 Apr 2007 - Oct 2007 Apr 2007 - Oct 2007	150,000 60,000 60,000	$6.50 $6.00 $6.50	75,000 - 60,000	$8.56 - $9.80

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597